Exhibit (10)(be)

Suite 300
3025 Chemical Road
Plymouth Meeting, PA 19462

January 19, 2010

Mr. Gary J. Morgan
Senior Vice President - Finance & CFO
Met-Pro Corporation
160 Cassell Road
Harleysville, Pa.  19438

Re: Demand Line of Credit

Dear Gary,

Please be advised that we have reaffirmed your Discretionary Demand Line of Credit in the amount of $4,000,000 from August 1, 2009 through July 31, 2010.  Borrowings under the Line will be on mutually agreeable terms and conditions, and will be subject to review from time to time.  Borrowings are evidenced by the Demand Promissory Note dated February 23, 1996 and advances will be available at our discretion.

Sincerely,

/s/ Dale R. Carr
Dale R. Carr
Senior Vice President

Agreed and Accepted this __19th__ day of _ Jan _ 2010.

/s/ Raymond J. De Hont	/s/ Gary J. Morgan
Raymond J. De Hont	Gary J. Morgan
Chairman and CEO	Senior Vice President - Finance & CFO